SofTech Announces Q1FY 2014 Operating Results

LOWELL, Mass. – October 16, 2013 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced its first quarter fiscal year 2014 operating results. Revenue for the three months ended August 31, 2013 was approximately $1.38 million as compared to approximately $1.57 million for the same period in the prior fiscal year, a decline of about 12%. The $190,000 in revenue from the sale of its patents in the prior year accounted for the revenue decline; there was no patent revenue in the current quarter. Net income (loss) for the current quarter was about ($266,000) or ($.30) per share compared to net income of $173,000 or $.17 per share for the same period in the prior fiscal year.

EBITDA for current quarter was about ($124,000) as compared to about $285,000 for the same period in fiscal year 2013.

“Our first quarter is often the most challenging and the first quarter of fiscal 2014 fits that pattern,” said Joe Mullaney, SofTech’s CEO. “During the current quarter we experienced flat revenue as compared to last year after adjusting for the patent sale in Q1’13. We had increased development expenses as more effort was directed at new releases and we incurred increased professional fees related to the sale of the CADRA product line, the purchase of 170,000 shares of common stock from a significant shareholder and litigation expenses. On a positive note, Q2’14 is off to a great start with license revenue in September totaling almost $250,000, more than all of Q1. Lastly, the sale of our CADRA product line is nearly complete,” he added.

FINANCIAL STATEMENTS

The Statements of Operations for the three-month period ended August 31, 2013 compared to the same period in the prior fiscal year are presented below. A reconciliation of Net income (loss) to EBITDA, a non-GAAP financial measure, is also provided.

Statements of Operations

(in thousands, except % and per share data)

	For the three months ended
	August 31,	August 31,	Change
	2013	2012	$	%
Product revenue	$ 241	$ 215	$ 26	12.1%
Service revenue	1,134	1,165	(31)	-2.7%
Royalties on sale of patents	-	190	-	-
Total revenue	1,375	1,570	(5)	-0.3%

Cost of sales	340	333	7	2.1%
Gross margin	1,035	1,237	(202)	-16.3%
Gross margin %	75.3%	78.8%

R&D	335	244	91	37.3%
SG&A	881	758	123	16.2%

Operating income	(181)	235	(416)	-177.0%
Interest expense	102	65	37	56.9%
Change in fair value of warrant liability	(9)	-
Other (income) expense	(8)	(3)	(5)	166.7%
Income(loss) from operations before income taxes	(266)	173	(439)	-253.8%
Provision for income taxes	-	-	-	-
Net income(loss)	(266)	173	(439)	-253.8%

Weighted average shares outstanding	901	995	(94)	-9.4%
Basic and diluted net income per share:	$ (0.30)	$ 0.17	$ (0.47)	-269.8%

Reconciliation of Net income to EBITDA:

Net income(loss)	$ (266)	$ 173	$ (439)	-253.8%
Plus interest expense	102	65	37	56.9%
Plus tax expense	-	-	-	-
Plus non-cash expenses	40	47	(7)	-14.9%
Plus non-recurring professional fees	-	-	-	-
EBITDA	$ (124)	$ 285	$ (409)	-143.5%

Balance Sheets

(in thousands)

	As of
	August 31,	May 31,
	2013	2013
Cash	$ 752	$ 1,188
Restricted cash	76	100
Accounts receivable	705	895
Other current assets	283	299
Total current assets	1,816	2,482

Property and equipment, net	72	53
Goodwill	500	498
Other non-current assets	941	922
Assets held for sale	3,759	3,759
Total assets	$ 7,088	$ 7,714

Accounts payable	$ 167	$ 137
Accrued expenses	675	602
Deferred maintenance revenue	1,281	1,495
Other current liabilities	81	102
Current liabilities held for sale	513	652
Total current liabilities	2,717	2,988

Other non-current liabilities	35	39
Long term debt	2,651	2,700
Warrant liability	42	-
Total liabilities	5,445	5,727

Redeemable common stock	275	275

Stockholders' equity	1,368	1,712
Total liabilities, redeemable common stock
and stockholders' equity	$ 7,088	$ 7,714

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2014 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others,  (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lenders; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; (9) secure new business, both from existing and new customers; and (10) the closing of the sale of our CADRA product line.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2013.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has presented EBITDA, which is defined as Net income (loss) plus interest expense, tax expense, non-cash expenses such as depreciation, amortization, non cash loss (gain) and stock based compensation expense. The Company believes that the inclusion of EBITDA helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods, without the effect of non-operating expenses and non-cash expenditures. Management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. EBITDA is also the most important measure of performance in measuring compliance with the Company’s debt facility. EBITDA is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of EBITDA to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700